Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
April 19, 2006

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
Susan Stuart	(614) 480-3878	Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2006 FIRST QUARTER NET INCOME OF $104.5 MILLION, UP 8%, AND EARNINGS PER COMMON SHARE OF $0.45, UP 10%

•	CONFIRMS 2006 FULL-YEAR GAAP EARNINGS PER COMMON SHARE TARGET OF $1.78-$1.84
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2006 first quarter earnings of $104.5 million, or $0.45 per common share, up 8% and 10%, respectively, from $96.5 million, or $0.41 per common share, in the year-ago quarter. Earnings in the 2005 fourth quarter were $100.6 million, or $0.44 per common share.
     Highlights compared with 2005 fourth quarter included:
•	Completed the merger with Unizan Financial Corp. on March 1, 2006.

•	3.32% net interest margin, down from 3.34%, including a 3 basis point negative impact reflecting an adjustment to defer annual fees on home equity loans.

•	8% annualized growth in average total loans and leases, or an annualized 1% adjusted to exclude the impact of the Unizan merger and average total automobile loans and leases, where balances declined, reflecting our on-going program of selling a portion of new loan production. Growth in average total loans and leases included:
o	13% annualized growth in average total commercial loans, or 3% annualized excluding Unizan.

o	4% annualized growth in average home equity loans, but a 3% annualized decline excluding Unizan.

o	14% annualized growth in average residential mortgages, but less than 1% annualized excluding Unizan.

•	14% annualized growth in average total core deposits, or 2% annualized excluding Unizan.

•	16% increase in brokerage and insurance income.

•	4% increase in trust services income.

•	6% increase in non-interest expense before operating lease expense, reflecting seasonally higher personnel benefits costs, stock option expensing, Unizan merger-related expenses, and higher amortization of intangibles expense.

•	0.39% annualized net charge-offs, up 10 basis points, of which 11 basis points, or $6.5 million, reflected the resolution of prior non-performing loans (NPLs) for which reserves had been previously established.

•	1.09% period-end allowance for loan and lease losses (ALLL) ratio, down slightly from 1.10%.

•	$37.7 million increase in non-performing assets (NPAs), of which Unizan contributed $33.8 million, with a period-end NPA ratio of 0.59%, compared with 0.48% in the prior quarter.

•	6.97% period-end tangible common equity ratio, down from 7.19%, reflecting the repurchase of 4.8 million common shares, as well as the impact of the Unizan merger.
     “First quarter net income and earnings per share were slightly above our expectations,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “The closing of the merger with Unizan Financial Corp. on March 1, 2006 did not materially impact bottom line performance, though it did impact reported growth rates of certain balance sheet and income statement line items. Overall, we were pleased with the performance and believe it represented a good start for the year.”
     “Items that were particularly positive included revenue from brokerage and insurance, sales of derivative products as well as trust services income by our Private Financial and Capital Markets Group, which exceeded our expectations,” he continued. “Our net interest margin was essentially unchanged after giving consideration to an adjustment related to the recognition of home equity annual fees. And while underlying non-interest expense increased from the fourth quarter, this was expected as we began to expense stock options and experienced the typical seasonal increases in personnel costs. Core expenses were well controlled. Our operating leverage was 4% compared with the year-ago quarter after adjusting for operating lease accounting and other significant non-run rate items. We were pleased with this performance given the commencement of stock option expensing. Our period end tangible common equity ratio remained above our targeted range even after completion of the merger and the repurchase of 4.8 million common shares.”
     “Though net charge-offs increased, this mostly reflected the resolution of certain loans classified as NPLs for which reserves were established in the 2005 fourth quarter,” he said. “This also explains why provision expense was less than net charge-offs. We continue to believe full-year net-charge off performance will be at the lower end of our targeted range outlined in January. While non-performing assets increased, this primarily reflected the Unizan merger where about one-third of its non-performing assets include the government guaranteed portion of SBA loans. Loan loss reserve ratios were essentially stable.”

     “A very tough competitive environment made loan and deposit growth a challenge,” he continued. “Average total loans and leases increased an annualized 1% from the 2005 fourth quarter excluding the impact of the Unizan merger, as well as the decline in average total automobile loans and leases where we have an on-going program of selling about 50% of loan production. Average total commercial loans before the impact of Unizan increased an annualized 3%. We were encouraged to see very strong commercial loan growth in March concurrent with an increase in utilization rates. From the end of February to the end of March, and before the impact of Unizan, commercial loans increased 1.5%, or an annualized 18%. Further, our commercial loan pipeline at quarter end was strong. As such, we believe commercial loan growth will improve going forward. Average home equity loans before the impact of Unizan declined an annualized 3%. On this same basis, average residential mortgages were essentially unchanged. Home equity and residential mortgage trends reflected the continued impact of higher interest rates and our strategy of maintaining disciplined underwriting and pricing. Average total core deposits before the impact of Unizan increased an annualized 2%. This reflected maintaining deposit pricing discipline in a very aggressive market. Importantly, we continued to show increases in retail banking households, as well as commercial and small business relationships.”
     “In sum, we are pleased with the start of the year and remain optimistic that we are on track to report full-year earnings per common share of $1.78-$1.84, as announced last January,” he concluded.
FIRST QUARTER PERFORMANCE DISCUSSION
Significant Factors Influencing Financial Performance Comparisons
     The merger with Unizan Financial Corp. (Unizan) with assets of $2.4 billion, including $1.6 billion of loans, and core deposits of $1.5 billion, was completed March 1, 2006. This acquisition impacted performance comparisons to prior-period results by:
•	Adding approximately one-month’s impact from Unizan to average balance sheet items, most notably loans ($554 million for total loans and leases) and deposits ($516 million for total core deposits). (Please note that after Unizan’s loan and deposit systems are converted to Huntington’s systems later this month, certain loan and deposit sub-category data and metrics as reported for the 2006 first quarter could be subject to reclassification).

•	Adding approximately one-month’s impact from Unizan to income statement items.

•	Similarly impacting certain credit quality measures such as net charge-offs and period-end non-performing assets (NPAs).
     In addition, first quarter non-interest expense included $1.0 million of merger-related expenses in addition to Unizan’s run-rate amounts, which consisted primarily of retention bonuses, outside programming services, and marketing expenses.
     In the discussion of results, we refer to growth (amounts and percent) “before/excluding” Unizan, as we believe this is helpful in better discerning underlying growth rates and in analyzing performance trends without the impact of the Unizan merger. (See reconciliation tables in the Basis of Presentation disclosure at the end of this document).

     Other specific significant items impacting 2006 first quarter performance included (see Table 1 below):
•	$4.6 million pre-tax ($0.01 earnings per share) positive impact, consisting of a $9.2 million positive mark-to-market adjustment for MSRs, related to the implementation of SFAS 156, and a partially offsetting hedge-related loss of $4.6 million.

•	$2.4 million pre-tax ($0.01 earnings per share) negative impact, reflecting an adjustment to defer annual fees related to home equity loans. No impact on prospective earnings is expected.
Table 1 – Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(In millions, except per share)	After-tax		EPS

March 31, 2006 – GAAP earnings	$104.5		$0.45
• MSR mark-to-market net of hedge-related trading activity	4.6	(3)	0.01
• Adjustment to defer home equity annual fees	(2.4	)(3)	(0.01)

December 31, 2005 – GAAP earnings	$100.6		$0.44
• Net impact of federal tax loss carry back	7.0		0.03
• Securities losses plus MSR recovery of temporary impairment net of hedge-related trading activity	(10.4	)(3)	(0.03)

March 31, 2005 – GAAP earnings	$96.5		$0.41
• Net impact of federal tax loss carry back	6.4		0.03
• Single C&I charge-off impact, net of allocated reserves	(6.4	)(3)	(0.02)
• SEC and regulatory-related expenses	(2.0	)(3)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; after-tax unless otherwise noted

(3)	Pre-tax
Net Interest Income, Net Interest Margin, Loans and Leases, and Investment Securities
2006 First Quarter versus 2005 First Quarter
     Fully taxable equivalent net interest income increased $9.5 million, or 4%, from the year-ago quarter, reflecting the favorable impact of a $1.1 billion, or 5%, increase in average earning assets, as well as a one basis point increase in the fully taxable equivalent net interest margin to 3.32%. The adjustment for annual fees related to home equity loans reduced the current quarter’s net interest margin by 3 basis points.
     Average total loans and leases increased $1.1 billion from the 2005 first quarter including $0.6 billion attributable to Unizan, which accounted for approximately half of the 5% increase.

     Average total commercial loans increased $0.7 billion from the year-ago quarter, including $0.3 billion attributable to Unizan, which accounted for just under half of the 7% increase.
     Average total consumer loans increased $0.4 billion from the year-ago quarter, including $0.3 billion attributable to Unizan, which accounted for approximately two-thirds of the 3% increase. Average residential mortgages increased $0.4 billion, including $0.1 billion attributable to Unizan, which accounted for less than one-third of the 10% increase. Average home equity loans increased $0.1 billion with Unizan contributing approximately two-thirds of the 3% increase.
     Compared with the year-ago quarter, average total automobile loans and leases decreased $0.3 billion, or 6%, with Unizan having no material impact. Average automobile loans declined slightly, reflecting the sale of $170 million of such loans as our program of selling about 50% of current loan production continued. Automobile loan production has generally declined over the last several quarters, though it improved in the current quarter. Average operating lease assets declined $0.3 billion, or 62%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was under 17%, down from 20% a year ago.
     Average total investment securities increased $0.4 billion from the 2005 first quarter, most of which related to purchases to replace securities sold by Unizan prior to the merger.
2006 First Quarter versus 2005 Fourth Quarter
     Compared with the 2005 fourth quarter, fully taxable equivalent net interest income was essentially unchanged. This reflected the benefit of 3% growth in average earning assets, primarily attributable to the Unizan merger, offset by a two basis point decline in the fully taxable equivalent net interest margin to 3.32% and the negative impact of two fewer days in the current quarter. Excluding a three basis point negative impact related to the adjustment of annual home equity loan fees, the net interest margin would have been up slightly.
     Average total loans and leases increased $0.5 billion from the 2005 fourth quarter with an approximately $0.6 billion positive impact from the Unizan merger, more than offset by declines in the remaining loans and leases, primarily reflecting the on-going program of selling about 50% of automobile loan production.
     Average total commercial loans increased $0.4 billion from the 2005 fourth quarter, including $0.3 billion attributable to the Unizan merger. Excluding the impact of Unizan, total average commercial loans increased less than 1% from the 2005 fourth quarter.
     Average total consumer loans increased $0.1 billion compared with the 2005 fourth quarter. This reflected an approximate $0.3 billion positive impact of the Unizan merger, partially offset by a $0.1 billion, or 3%, decline in average automobile loans and leases as higher production was more than offset by payments and the effect of the on-going automobile loan sale program. Though automobile loan production has generally declined over recent quarters, it increased 38% from the 2005 fourth quarter and represented the second highest level of quarterly production in the last seven quarters. The decline in average direct financing leases primarily reflected a decline in production due to continued low consumer demand and competitive pricing, as well as payoffs. Average direct financing leases declined $0.2 billion, or 10%. This reflected the continued decline in new automobile lease production, down 22% from the 2005 fourth quarter. This was our lowest quarterly production level in years and reflected the continued decline in consumer demand for automobile leases, as well as aggressive price competition. The slight increase in average home equity loans and residential mortgages primarily reflected the positive impact of the Unizan merger. The lack of underlying growth in home equity loans and residential mortgages reflected the continuation of slower growth experienced over the last several quarters due to a combination of factors, including continued low demand as interest rates levels increased, consumer pay downs, as well as our desire to maintain credit underwriting and pricing discipline.
     Average investment securities increased $0.4 billion from the 2005 fourth quarter, reflecting the impact of securities purchased to replace securities sold by Unizan prior to the merger.
Deposits
2006 First Quarter versus 2005 First Quarter
     Average total core deposits in the 2006 first quarter increased $0.9 billion from the year-ago quarter, including $0.5 billion attributable to Unizan, which accounted for over one-half of the 5% increase. All of the average total core deposit increase reflected growth in certificates of deposit less than $100,000, partially offset by declines in interest bearing demand deposits and savings and other domestic time deposits. This transfer of funds into certificates of deposit less than $100,000 and out of other deposit accounts reflected the continuation of customer preference for higher fixed rate term deposit accounts.
     Average certificates of deposit less than $100,000 increased $1.4 billion, or 54%, including $0.2 billion attributable to Unizan. This was partially offset by a 5%, or $0.4 billion, decline in average interest bearing demand deposits despite a modest increase due to the Unizan merger, as well as a 7%, or $0.2 billion, decline in savings and other domestic time deposits despite a $0.2 billion increase due to the Unizan merger.
2006 First Quarter versus 2005 Fourth Quarter
     Compared with the 2005 fourth quarter, average total core deposits increased $0.6 billion, including $0.5 billion attributable to Unizan, which accounted for most of the 3% increase. This primarily reflected a $0.4 billion increase in certificates of deposits less than $100,000, with Unizan contributing $0.2 billion, or about one-half of the 13% growth from the prior quarter. Savings and other time deposits, as well as interest bearing demand deposits, increased modestly due to the impact of the Unizan merger.
Non-Interest Income
2006 First Quarter versus 2005 First Quarter
     Non-interest income declined $8.5 million, or 5%, from the year-ago quarter, reflecting a $27.3 million decline in operating lease income. That portfolio continued to run off since no operating leases have been originated since April 2002. Non-interest income before operating lease income increased $18.8 million, or 16%, including approximately $1.9 million attributable to Unizan. The drivers of the $18.8 million increase included:
•	$5.8 million increase in mortgage banking income, reflecting a $5.5 million higher MSR valuation adjustment, which included $9.2 million related to the implementation of SFAS

156, which allowed mark-to-market accounting for MSRs.

•	$5.0 million increase in other income, including approximately $0.3 million from the Unizan merger, as well as higher capital markets income and equity investment gains.

•	$3.1 million, or 17%, increase in trust services income, including approximately $0.5 million attributable to Unizan, as well as (1) higher personal trust income, reflecting organic managed asset growth, including increased managed assets from Florida offices opened during 2005, (2) higher Huntington Fund fees, primarily reflecting 15% managed asset growth, and (3) higher institutional trust income due to higher servicing fee income.

•	$2.2 million, or 17%, increase in brokerage and insurance income with the increase equally split between higher insurance and brokerage income, due to a 24% increase in annuity sales volume.

•	$1.8 million, or 5%, increase in service charges on deposit accounts, including approximately $0.5 million from the Unizan merger, as well as higher personal service charges, mostly NSF/OD, which was partially offset by a modest decline in commercial service charge income. As interest rates rise, commercial customers pay a greater proportion of their fees with compensating balances credits rather than directly in cash.

•	$1.4 million, or 13%, increase in other service charges and fees, including approximately $0.2 million from the Unizan merger, as well as fees generated by increased debit card volume.
Partially offset by:
•	$1.0 million decline in securities gains as the year-ago quarter reflected $1.0 million in securities gains compared with modest securities losses in the current quarter.
2006 First Quarter versus 2005 Fourth Quarter
     Non-interest income increased $12.2 million, or 8%, from the 2005 fourth quarter. However, excluding the impact of a $5.0 million decline in operating lease income as that portfolio continued to run off, non-interest income before operating lease income increased $17.2 million, or 14%, including approximately $1.9 million attributable to Unizan. The primary reasons for the $17.2 million increase were:
•	$8.8 million of securities losses in the 2005 fourth quarter.

•	$6.9 million increase in mortgage banking income, as the current quarter reflected an MSR valuation adjustment that was $8.8 million higher, which included $9.2 million related to the implementation of SFAS 156, mark-to-market accounting for MSRs. This positive MSR valuation impact was partially offset by a $1.3 million decline in secondary marketing income.

•	$2.1 million, or 16%, increase in brokerage and insurance income due primarily to higher brokerage income resulting from a 23% increase in annuity sales volumes.

•	$0.9 million, or 4%, increase in trust services income, including approximately $0.5 million from the Unizan merger. This represented the 10th consecutive quarterly increase in trust income.

Partially offset by:
•	$0.9 million, or 2%, decline in service charges on deposit accounts despite the benefit of approximately $0.5 million from the Unizan merger. The non-Unizan related decrease of $1.4 million primarily reflected lower personal NSF/OD service charges.
Non-Interest Expense
2006 First Quarter versus 2005 First Quarter
     Non-interest expense declined $19.9 million, or 8%, from the year-ago quarter, including a $23.3 million decline in operating lease expense as that portfolio continue to run off. Non-interest expense before operating lease expense increased $3.5 million from the year-ago quarter, reflecting approximately $5.2 million attributable to Unizan, including $1.0 million of merger-related expenses. The primary drivers of the $3.5 million increase were:
•	$7.6 million, or 6%, increase in personnel expense, including approximately $2.7 million attributable to Unizan, as well as $4.3 million related to the expensing of stock options.

•	$1.3 million, or 21%, increase in marketing expense.

•	$1.1 million, or 6%, increase in outside data processing and other services, reflecting $0.6 million of merger-related expenses, as well as higher debit card processing expense.

•	$0.9 million increase in the amortization of intangibles related to the addition of $56 million of core deposit and other intangibles resulting from the Unizan merger.
Partially offset by:
•	$4.1 million decline in professional services, reflecting $2.0 million of SEC and regulatory related expense in the year-ago quarter, as well as declines in collection and consulting expenses in the current quarter.

•	$2.6 million, or 14%, decline in other expense, reflecting declines in operational losses, other real estate owned losses, and costs of sales incentive rewards.

•	$1.3 million, or 7%, decline in net occupancy expense, despite an approximate $0.2 million increase from the Unizan merger, reflecting declines in building service, building repair, and other occupancy expenses, as well as higher rental income.
     Discerning underlying non-interest expense performance requires adjusting reported non-interest expense so expenses in different periods can be analyzed on a comparable basis. Excluding operating lease expense is helpful because its decline may overstate the impact of expense control efforts. Conversely, the merger with Unizan, as well as the expensing of stock options that appear for the first time in current quarter results adds expenses that previously did not exist and may leave the opposite impression.
     Table 2 shows that when first quarter reported total non-interest expense is adjusted to excluding operating lease expense, stock option expense, Unizan run-rate expenses, as well as merger-related expenses and the increase in intangible amortization resulting from the merger, underlying non-interest expense was down 3% from the year-ago quarter.

Table 2 – Non-interest Expense Analysis

(In millions)	1Q06	% Change	1Q05
Total non-interest expense – reported	$238.4	(8)%	$258.3
Less: Operating lease expense	(14.6)		(37.9)
Stock option expense	(4.3)		N/A
Unizan merger (1)	(4.2)		N/A
Unizan merger-related expenses	(1.0)		N/A

Total non-interest expense – adjusted	$214.2	(3)%	$220.4

(1)	Includes run rate plus increased intangible amortization
2006 First Quarter versus 2005 Fourth Quarter
     Non-interest expense increased $8.1 million, or 4%, from the 2005 fourth quarter. However, excluding the impact of a $4.1 million decline in operating lease expense as that portfolio continued to run off, non-interest expense before operating lease expense increased $12.2 million, including approximately $5.2 million attributable to Unizan. The primary drivers of the $12.2 million increase included:
•	$15.4 million, or 13%, increase in personnel costs, including approximately $2.7 million from the Unizan merger, as well as $4.3 million related to the adoption of expensing stock options, and a $6.2 million increase in benefits expense, primarily attributable to the annual reset of payroll taxes, higher pension costs, and increases to other benefit expenses.
Partially offset by:
•	$3.4 million decline in other expense, reflecting a $2.1 million decrease in automobile lease residual value losses, as well as reductions in donations, insurance, and other miscellaneous expenses.

•	$2.1 million decline in professional services, reflecting a more normal level of legal costs.
Operating Leverage
     Reported revenues in the 2006 first quarter increased less than 1% from the year-ago quarter while expenses decreased 8%, resulting in a reported operating leverage of 8%. We believe this overstates operating leverage performance between these two periods because of the impact of operating lease accounting and other large items that affect comparability (see Table 3). After adjusting for operating lease accounting and such items, adjusted revenue grew 6% and expenses increased 2%, resulting in 4% positive operating leverage.

Table 3 – Operating Leverage Analysis

			Better /(Worse)
(In millions)	1Q06	1Q05	Amount	Percent

Revenue FTE — Reported (1)	$407.1	$406.1	$1.0	0.2%

• Operating lease expense	(14.6)	(37.9)
• Securities losses (gains)	—	(1.0)
• MSR mark-to-market (2)	(5.1)	—
• Adj. to defer home equity annual fees	2.4	—

Revenue FTE — Adjusted	$389.7	$367.3	$22.4	6.1%

Non-interest expense — Reported	$238.4	$258.3	$19.9	7.7%

• Operating lease expense	(14.6)	(37.9)
• SEC/regulatory-related expenses	—	(2.0)
• Unizan merger-related expenses	(1.0)	—

Non-interest expense — Adjusted	$222.8	$218.4	$(4.4)	(2.0)%

Operating leverage – Reported				7.9%

Operating leverage – Adjusted				4.1%

Efficiency ratio (3) – Reported	58.3%	63.7%

Efficiency ratio (3) – Adjusted	56.9%	59.4%

(1)	Fully taxable equivalent net interest income + non-interest income

(2)	Represents the mark-to-market prior to implementation of fair value hedging strategy

(3)	Non-interest expense less amortization of intangibles, divided by net interest income (FTE) and non-interest income excluding securities gains (losses)
Income Taxes
     The company’s effective tax rate was 28.1% in the 2006 first quarter, up from 22.8% in the year-ago quarter, and 22.5% in the 2005 fourth quarter. As previously disclosed, the effective tax rate in each quarter of 2005 included the positive impact on net income due to a federal tax loss carry back.
Credit Quality
     Total net charge-offs for the 2006 first quarter were $24.2 million, or an annualized 0.39% of average total loans and leases with the Unizan merger having no material impact. This was down from $28.3 million, or an annualized 0.47%, in the year-ago quarter. However, this was up from $17.6 million, or an annualized 0.29%, of average total loans and leases in the 2005 fourth quarter with 11 basis points of the increase in the net charge-off ratio, or $6.5 million in net charge-offs, related to the resolution of certain commercial loans that were classified as NPLs, and for which reserves were established in the 2005 fourth quarter.
     Total commercial net charge-offs in the first quarter were $10.6 million, or an annualized

0.38%, down $5.6 million from $16.2 million, or an annualized 0.62%, in the year-ago quarter. Compared with the 2005 fourth quarter, however, current period total commercial net charge-offs increased $7.0 million, reflecting the resolution of certain loans that were classified as NPLs in the 2005 fourth quarter noted above.
     Total consumer net charge-offs in the current quarter were $13.7 million, or an annualized 0.40% of related loans, up from $12.1 million, or 0.36%, in the year-ago quarter. The increase reflected generally higher net charge-offs in all consumer loan categories due mostly to the impact of both slower growth, as well as the seasoning of these portfolios. Compared with the 2005 fourth quarter, total consumer net charge-offs decreased slightly from $14.0 million, or 0.41%.
     NPAs were $154.9 million at March 31, 2006, and represented 0.59% of related assets, up $81.6 million from $73.3 million, or 0.30%, at the end of the year-ago quarter, and up $37.7 million from $117.2 million, or 0.48%, at December 31, 2005. The Unizan merger added $33.8 million to NPAs in the current quarter, of which one-third represented the government guaranteed portion of Small Business Loan Administration (SBA) loans. NPLs, which exclude other real estate owned (OREO), were $135.5 million at March 31, 2006, up $75.6 million from the year-earlier period and $33.6 million from the end of the 2005 fourth quarter, of which $32.8 million represented NPLs acquired from Unizan. NPLs expressed as a percent of total loans and leases were 0.52% at March 31, 2006, up from 0.25% a year earlier and from 0.42% at December 31, 2005.
     The over 90-day delinquent, but still accruing, ratio was 0.20% at March 31, 2006, down slightly from 0.21% at the end of the year-ago quarter, and down from 0.23% at December 31, 2006. This represented the lowest 90-day delinquency ratio in over five years.
Allowances for Credit Losses (ACL) and Loan Loss Provision
     We maintain two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).
     The March 31, 2006, ALLL was $283.8 million, $19.4 million higher than $264.4 million a year earlier, and $15.5 million higher than $268.3 million at December 31, 2005. The Unizan merger added $22.2 million to the ALLL. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2006, was 1.09%, unchanged from a year ago, and down slightly from 1.10% at December 31, 2005. Table 4 shows the change in the ALLL ratio and each reserve component from the 2005 first and fourth quarters.
Table 4 – Components of ALLL as Percent of Total Loans and Leases

				1Q06 change from
	1Q06	4Q05	1Q05	4Q05	1Q05
Transaction reserve (1)	0.88%	0.89%	0.82%	(0.01)%	0.06%
Economic reserve	0.21	0.21	0.27	—	(0.06)

Total ALLL	1.09%	1.10%	1.09%	(0.01)%	—%

(1)	Includes specific reserve
     The ALLL as a percent of NPAs was 183% at March 31, 2006, down from 361% a year ago,

and 229% at December 31, 2005. At March 31, 2006, the AULC was $39.3 million, up from $31.6 million at the end of the year-ago quarter and $37.0 million at December 31, 2005.
     On a combined basis, the ACL as a percent of total loans and leases at March 31, 2006, was 1.24%, up from 1.22% a year ago, though down slightly from 1.25% at December 31, 2005. The ACL as a percent of NPAs was 209% at March 31, 2006, down from 404% a year earlier and 261% at December 31, 2005.
     The provision for credit losses in the 2006 first quarter was $19.5 million, down $0.3 million from the year-ago quarter and down $11.3 million from the 2005 fourth quarter. The Unizan merger had no material impact on provision expense in the current quarter.
Capital
     At March 31, 2006, the tangible equity to assets ratio was 6.97%, down from 7.42% a year ago and from 7.19% at December 31, 2005. At March 31, 2006, the tangible equity to risk-weighted assets ratio was 7.78%, down from 7.84% at the end of the year-ago quarter and from 7.91% at December 31, 2005. The decrease in the tangible equity to assets ratio reflected approximately 2 basis points related to the issuance of capital for the Unizan merger, as well as 35 basis points, due to the impact of share repurchases.
     During the quarter, 4.8 million shares of common stock were repurchased in the open market leaving 5.0 million shares remaining under the 15 million share repurchase authorization announced October 18, 2005.
2006 OUTLOOK
     When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes unusual or one-time items, as well as selected items where the timing and financial impact is uncertain, until such time as the impact can be reasonably forecasted.
     Below is a list of more specific 2006 performance assumptions, none of which have changed from our prior guidance in January 2006:
–	Revenue growth in the low- to mid-single digits

–	Expense growth in the low-single digit range

–	Revenue that grows faster than expenses, resulting in positive operating leverage and continued improvement in our efficiency ratio

–	A net charge-off ratio at the lower end of our 0.35%-0.45% targeted range

–	Relatively stable NPA and allowance for loan loss ratios

–	Repurchases of the remaining 5.0 million shares from the current 15 million share authorization
     Within this type of environment we continue to target 2006 GAAP earnings per share of $1.78-$1.84.

Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through April 30, 2006 at 800-642-1687; conference ID 6597110.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2005, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.
Unizan and other Non-GAAP Reconciliation Information:

		Change
(In millions)				Percent
	1Q06	Amount	Percent	Annualized	4Q05
Total loans and leases – GAAP	$24,931	$463	1.9%	7.6%	$24,468
Less: Total automobile loans / leases	(4,215)				(4,355)
Unizan (net of automobile loans)	(530)				N/A

Total loans and leases – adjusted	$20,186	$73	0.4%	1.5%	$20,113

Total commercial loans – GAAP	$11,130	$356	3.3%	13.2%	$10,774
Less: Unizan	(264)				N/A

Commercial loans – adjusted	$10,866	$92	0.9%	3.4%	$10,774

Home equity loans – GAAP	$4,694	$41	0.9%	3.5%	$4,653
Less: Unizan	(74)				N/A

Home equity loans – adjusted	$4,620	($33)	(0.7)%	(2.8)%	$4,653

Residential mortgages – GAAP	$4,306	$141	3.4%	13.5%	$4,165
Less: Unizan	(136)				N/A

Residential mortgages – adjusted	$4,170	$5	0.1%	0.5%	$4,165

Total core deposits – GAAP	$17,942	$597	3.4%	13.8%	$17,345
Less: Unizan	(516)				N/A

Total core deposits – adjusted	$17,426	$81	0.5%	1.9%	$17,345

Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 380 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
 (Unaudited)

	2006	2005		Percent Changes vs.

(in thousands of dollars, except per share amounts)	First	Fourth	First	4Q05	1Q05

Net interest income	$243,680	$243,676	$235,198	—%	3.6%
Provision for credit losses	19,540	30,831	19,874	(36.6)	(1.7)
Non-interest income	159,534	147,322	168,050	8.3	(5.1)
Non-interest expense	238,415	230,355	258,277	3.5	(7.7)

Income before income taxes	145,259	129,812	125,097	11.9	16.1
Provision for income taxes	40,803	29,239	28,578	39.5	42.8

Net Income	$104,456	$100,573	$96,519	3.9%	8.2%

Net income per common share — diluted	$0.45	$0.44	$0.41	2.3%	9.8%
Cash dividends declared per common share	0.250	0.215	0.200	16.3	25.0
Book value per common share at end of period	12.56	11.41	11.15	10.1	12.6
Tangible book value per common share at end of period	9.95	10.44	10.22	(4.7)	(2.6)

Average common shares — basic	230,976	226,699	231,824	1.9	(0.4)
Average common shares — diluted	234,371	229,718	235,053	2.0	(0.3)

Return on average assets	1.26%	1.22%	1.20%
Return on average shareholders’ equity	15.5	15.5	15.5
Net interest margin (1)	3.32	3.34	3.31
Efficiency ratio (2)	58.3	57.0	63.7
Effective tax rate	28.1	22.5	22.8

Average loans and leases	$24,931,138	$24,468,233	$23,856,482	1.9	4.5
Average loans and leases — linked quarter annualized growth rate	7.6%	0.3%	14.3%
Average earning assets	$30,206,257	$29,444,360	$29,128,027	2.6	3.7
Average total assets	33,488,628	32,614,335	32,581,040	2.7	2.8
Average core deposits (3)	17,942,442	17,344,953	17,050,969	3.4	5.2
Average core deposits — linked quarter annualized growth rate (3)	13.8%	3.4%	3.2%
Average shareholders’ equity	2,729,188	2,573,538	2,527,168	6.0	8.0

Total assets at end of period	$35,665,909	$32,764,805	$32,182,599	8.9	10.8
Total shareholders’ equity at end of period	3,080,180	2,557,501	2,589,773	20.4	18.9

Net charge-offs (NCOs)	$24,216	$17,568	$28,272	37.8	(14.3)
NCOs as a % of average loans and leases	0.39%	0.29%	0.47%
Non-performing loans and leases (NPLs)	$135,509	$101,915	$59,893	33.0	N.M.
Non-performing assets (NPAs)	154,893	117,155	73,303	32.2	N.M.
NPAs as a % of total loans and leases and other real estate (OREO)	0.59%	0.48%	0.30%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.09	1.10	1.09
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.24	1.25	1.22
ALLL as a % of NPLs	209	263	441
ALLL as a % of NPAs	183	229	361

Tier 1 risk-based capital ratio (4)	9.07	9.13	9.04
Total risk-based capital ratio (4)	12.23	12.42	12.33
Tier 1 leverage ratio (4)	8.65	8.34	8.45
Average equity / assets	8.15	7.89	7.76
Tangible equity / assets (5)	6.97	7.19	7.42

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($1.1 million for 1Q 2006 and $0.2 million for all other periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits, and certificates of deposit less than $100,000.

(4)	March 31, 2006 figures are estimated.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).